Press Release
Source: Cycle Country Accessories Corporation
Cycle Country Accessories Corp Raises Fiscal 2008 Guidance Tuesday February 19, 7:00 am ET
MILFORD, Iowa--(BUSINESS WIRE)--Cycle Country (AMEX:ATC - News), a leading supplier of ATV accessories, Plastic Wheel Covers, Golf Car Accessories, Oil Filters and Contract Manufacturing services announces it is raising their annual earnings per share (EPS) guidance for fiscal 2008 to $0.15 - $ 0.20.

The upwardly revised guidance, an increase of $0.6 per share from the original guidance of $0.10 - $0.14, is based on management's new forecast due to the strong results of both the first quarter ($0.11 EPS) and the continued strong sales so far in the second quarter. The unaudited results for January, their first month of the second quarter, was well above forecast for both total revenue and net income at $1.7 million and $430,000, respectively. "With the EPS of $0.11 from the first quarter and the January EPS of $0.07, management decided revising its annual guidance for fiscal 2008 was warranted" stated Randy Kempf, President and CEO.

Starting in early fiscal 2007, the company embarked on a strategy of new product development and getting closer to their customers through a strengthened sales organization and expanded capabilities of their ERP system. "This strategy was developed to reduce the company's dependence on snow related products; equalize the revenue and earnings throughout the year; and most importantly, continue the company's 26 year history of profitability", stated Kempf.

The company also reported a very positive response to their new products that were introduced at the International PowerSports
Dealer Exposition held in Indianapolis, IN this past weekend.
This show is the largest ATV show in North America.

The company held an Investor Conference Call on Friday, February 15th. The replay of this conference call can be reviewed by dialing 1-800-406-7325, or internationally 1-303-590-3030, and entering conference code 3841265 or by going to the following web link; http://viavid.net/dce.aspx?sid=00004B45

About Cycle Country Accessories Corporation
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motor sports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.
www.cyclecountry.com
www.weekend-warrior.com
www.perf-form.com
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could."

Contact:
Magellan FIN
Mark Gilbert, 317-867-2839
Principal
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation